UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________
FORM 8-K
______________
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 23, 2020
KBS REAL ESTATE INVESTMENT TRUST III, INC.
(Exact Name of Registrant as Specified in Its Charter)
______________________________________________________

Maryland	000-54687	27-1627696
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

800 Newport Center Drive, Suite 700
Newport Beach, California 92660
(Address of principal executive offices)
Registrant's telephone number, including area code: (949) 417-6500
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	N/A	N/A
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
The information in this Report set forth under Item 2.03 regarding the modification of the Portfolio Revolving Loan Facility (defined below) is incorporated herein by reference.

ITEM 2.03 CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT
Modified Portfolio Revolving Loan Facility
On October 17, 2018, KBS Real Estate Investment Trust III, Inc. (“the Company”), through indirect wholly owned subsidiaries, entered into a three-year loan facility with U.S. Bank, N.A., as administrative agent (the “Agent”), for a committed amount of up to $215.0 million (the “Portfolio Revolving Loan Facility”).
On January 23, 2020, the Company, through indirect wholly owned subsidiaries (collectively, the “Borrower”), entered into a first modification and additional advance agreement (the “Modified Portfolio Revolving Loan Facility”) with the Agent and the Lenders (defined below) to (i) increase the committed amount by $110.0 million to $325.0 million, subject to certain conditions in the loan agreement, (ii) add 201 17th Street as collateral for the Modified Portfolio Revolving Loan Facility, and (iii) reset the loan term. The Modified Portfolio Revolving Loan Facility is composed of $162.5 million of term debt and $162.5 million of revolving debt. The lenders under the Modified Portfolio Revolving Loan Facility are U.S. Bank, N.A., Regions Bank, Citizens Bank, City National Bank and Associated Bank, N.A. (the “Lenders”).
On January 23, 2020, the Company drew $66.5 million on the Modified Portfolio Revolving Loan Facility of which $64.9 million was used to pay off the 201 17th Street Mortgage Loan and the remaining amount was used to pay origination fees and accrued interest. As of January 23, 2020, a total of $276.6 million was funded under the Modified Portfolio Revolving Loan Facility of which $162.5 million was term debt and $114.1 million was revolving debt. An additional $48.4 million of revolving debt is available upon satisfaction of certain conditions set forth in the loan documents. The Modified Portfolio Revolving Loan Facility may be used for working capital, capital expenditures, real property acquisitions and other corporate purposes.
The initial maturity date of the Modified Portfolio Revolving Loan Facility is March 1, 2023, with two 12-month extension options, subject to certain terms, conditions and fees as described in the loan documents. The Modified Portfolio Revolving Loan Facility bears interest at a floating rate of 150 basis points over one-month LIBOR. Monthly payments are interest only with the entire balance and all outstanding interest and fees due at maturity. The Company will have the right to prepay all or a portion of the Modified Portfolio Revolving Loan Facility, subject to certain expenses potentially incurred by the Lender as a result of the prepayment and subject to certain conditions contained in the loan documents. During the term of the Modified Portfolio Revolving Loan Facility, the Company has an option to increase the committed amount of the Modified Portfolio Revolving Loan Facility up to four times with each increase of the committed amount to be at least $15.0 million but no greater than, in the aggregate, an additional $325.0 million so that the committed amount will not exceed $650.0 million, of which 50% would be term debt and 50% would be revolving debt, with the addition of one or more properties to secure the loan, subject to certain terms and conditions contained in the loan documents. In addition, the Modified Portfolio Revolving Loan Facility contains customary representations and warranties, financial and other covenants, events of default and remedies typical for this type of facility. The Modified Portfolio Revolving Loan Facility is secured by 515 Congress, Domain Gateway, the McEwen Building, Gateway Tech Center and 201 17th Street.
KBS REIT Properties III, LLC (“REIT Properties III”), the Company’s wholly owned subsidiary, is providing a guaranty of (i) up to 25% of the committed amount under the Modified Portfolio Revolving Loan Facility, as such amount may be adjusted from time to time pursuant to the terms of the loan documents, (ii) payment of, and agrees to protect, defend, indemnify and hold harmless each Lender for, from and against, any liability, obligation, deficiency, loss, damage, costs and expenses (including reasonable attorney’s fees), and any litigation which may at any time be imposed upon, incurred or suffered by any Lender because of (a) certain intentional acts committed by any Borrower, (b) fraud or intentional misrepresentations by Borrower or REIT Properties III in connection with the loan documents as described in the guaranty agreement, and (c) certain bankruptcy or liquidation proceedings under state or federal law, and (iii) payment for liability that is incurred and related to certain environmental matters.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBS REAL ESTATE INVESTMENT TRUST III, INC.

Dated: January 29, 2020	BY:	/s/ Jeffrey K. Waldvogel
Jeffrey K. Waldvogel
Chief Financial Officer, Treasurer and Secretary